                                                                  EXHIBIT 2.4.2


                    OMNIBUS POST-CLOSING SERVICES AGREEMENT

         THIS OMNIBUS POST-CLOSING SERVICES AGREEMENT is being made and entered into as of the 17th day of July, 2002, among Intermedia Communications Inc., a Delaware corporation ("Intermedia"), Shared Technologies Fairchild, Inc., a Delaware corporation and a wholly owned subsidiary of Intermedia ("STFI"), Shared Technologies Fairchild Telecom, Inc., a Delaware corporation and a wholly owned subsidiary of STFI ("STFI Sub"), MCI WorldCom Communications, Inc., a Delaware corporation ("WorldCom Sub"), WorldCom, Inc., a Georgia corporation ("WorldCom") MCI WORLDCOM Network Services, Inc., a Delaware corporation ("WNS", and collectively with Intermedia, STFI, STFI Sub, WorldCom Sub and WorldCom, sometimes the "WorldCom Parties"), and Cypress Communications, Inc., a Delaware corporation ("Purchaser"), under the following circumstances:

                                   RECITALS:

1. Intermedia, STFI, STFI Sub, WorldCom Sub, WorldCom (collectively, the "Sellers"), and Purchaser are party to that certain Asset Purchase Agreement, dated as of May 31, 2002, as amended by that certain Amendment No. 1 to Asset Purchase Agreement and Waiver thereto, dated as of July 17, 2002 (as so amended, the "Asset Purchase Agreement"). Certain capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

2. Pursuant to the Asset Purchase Agreement, Sellers are selling and Purchaser is purchasing certain assets relating to the shared tenant telecommunications services business operated by Sellers in various locations in the United States utilizing in-building distribution networks (the "Business").

3. To provide for an orderly transition upon and the successful operation of both the Business and certain other businesses of Sellers following the Closing, Sellers and/or certain of their affiliates agree to provide certain services to Purchaser, and Purchaser and/or certain of its affiliates agree to provide certain services to Sellers and their affiliates, in each case upon the terms and subject to the conditions set forth herein.

4. The parties acknowledge that (i) this Agreement is the "Omnibus Agreement" referred to in the Asset Purchase Agreement and (ii) the provision and receipt of all services described herein are integral to one another and that this Agreement is intended, as a single unitary agreement, to set forth and govern the terms and conditions upon which the parties have agreed to provide or receive all such services, and
         (iii) absent the provision and receipt of all services in accordance with this Agreement, the parties would have not have agreed to the provision or receipt of such services on the terms set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

         1.       Provision of Certain Services.

         a. Transition Services. Sellers and Purchaser, will provide certain transitions services to one another, as more specifically described in Schedule 1 to this Agreement.

         b. Provision of WorldCom Wholesale Services. WorldCom Sub shall provide to Purchaser and Purchaser shall purchase from WorldCom Sub certain international, interstate, intrastate and local telecommunications services and Internet services, as more specifically described in Schedule 2 to this Agreement.

         c. Provision of United States Internet Colocation Services. WorldCom Sub, on behalf of itself and certain affiliated entities, shall provide to Purchaser and Purchaser shall purchase from WorldCom Sub certain support, network connectivity, physical access and/or additional services relating to Internet service, as more specifically described in Schedule 3 to this Agreement.

         d. Provision of Network Colocation Services. WNS, on behalf of itself and certain affiliated entities, shall provide to Purchaser certain network collocation services, as more specifically described in Schedule 4 to this Agreement.

         e. Provision of Building Access Rights. Purchaser shall provide to WNS certain rights of use and access relating to certain specified buildings, as more specifically described in
                  Schedule 5 to this Agreement.

         f. Provision of Building Access Rights. WNS shall provide to Purchaser certain rights of use and access relating to certain specified buildings, as more specifically described in Schedule 6 to this Agreement.

         g. Provision of Management Services. Purchasers shall provide to Sellers certain Management Services, as more specifically described in Schedule 7 to this Agreement.

         2. Single Unitary Agreement. The parties hereto acknowledge and agree that (i) this Agreement is the "Omnibus Agreement" referred to in the Asset Purchase Agreement, (ii) this Agreement is intended to be a single unitary agreement respecting the provision of those services identified in the Schedules hereto following the Closing of the transactions contemplated by the Asset Purchase Agreement, (iii) absent the provision and receipt of all services in accordance with this Agreement, the parties would have not agreed to the provision or receipt of such services on the terms set forth herein and
(iv) in the absence of the Omnibus Agreement, the parties would not have consummated the transactions contemplated by the Asset Purchase Agreement.

         3. Headings. The subject headings of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         4. Entire Agreement. This Agreement, together with each of the Schedules hereto, supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

         5. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof; but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

         7. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         8. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person other than any person entitled to indemnity under Section 16 of this Agreement.

         9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to conflicts of law principles of such State.

         10. Dispute Settlement. If a claim or dispute between the parties arises in connection with this Agreement, the parties will attempt in good faith to resolve through negotiation such claim or dispute. If the parties cannot mutually resolve such matter within 20 business days of the initial notice of such dispute, the parties agree that such claim or dispute shall be settled by arbitration in Washington, DC, in accordance with the then-current rules of the alternative dispute resolutions firm JAMS or its successor, or if no successor exists then in accordance with the then-current commercial arbitration rules of the American Arbitration Association. The arbitrator(s) shall be experienced in conducting arbitrations in the U.S. communications industry, selected mutually by the WorldCom Parties, on the one hand, and Purchaser, on the other hand. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties unless the award provides otherwise. Judgment upon the award rendered by the arbitrator(s) may be entered into any court of competent jurisdiction, and shall be fully enforceable and only appealable in accordance with the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. The parties agree that, except as required by applicable law or regulation, the existence, outcome, and contents of any arbitration proceeding shall be kept confidential and that the arbitrator(s) shall be required to adhere to the same obligation of confidentiality. The parties also acknowledge, however, that in the event that any of the parties hereto becomes the debtor in a case under Chapter 11 of Title 11, United States Code (respectively, a "Bankruptcy Case" and the "Bankruptcy Code"), the provisions hereof regarding Dispute Resolution will or may be subject to applicable provisions of the Bankruptcy Code and related procedural rules, and the parties therefore agree, in the event of a Bankruptcy Case by any of the parties hereto, to use their collective commercially reasonable efforts to achieve the goal of resolving disputes in accordance with the provisions hereof to the extent permitted by the Court having jurisdiction of such a Bankruptcy Case, and that any failure to follow the dispute resolution procedures herein, which results from such a Bankruptcy Case shall not be a default hereunder.

         11. Schedules. No Schedule to this Agreement incorporates or includes any of the terms or conditions of any other Schedule to this Agreement (except for such attachments, exhibits, and schedules that themselves are part of the relevant Schedule to this Agreement).

         12. Severability; Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity of unenforceability without rendering invalid or unenforceable to the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions will be interpreted to be only so broad as is enforceable.

         13.      Notices.

         All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when received, as follows:

         if to Purchaser,
                  Cypress Communications, Inc.
                  15 Piedmont Center
                  Suite 100
                  Atlanta, GA 30305

                  Attention of Charles B. McNamee
                  Facsimile: (404) 442-0057
                  Telephone: (404) 442-0041
                  with a copy to:

                  Smith, Gambrell & Russell, LLP
                  1230 Peachtree St., NE
                  Suite 3100
                  Atlanta, GA 30309

                  Attention of Bruce W. Moorhead, Jr. or John R. Schneider
                  Facsimile: (404) 685-6960 or 6961
                  Telephone: (404) 815-3660 or 3661


         if to any Seller,
                  In care of WorldCom, Inc.
                  500 Clinton Center Drive
                  Clinton, MS 39056

                  Attention of K. William Grothe, Jr.
                  Facsimile: (601) 460-5239
                  Telephone: (601) 460-8051

                  with a copy to:

                  WorldCom, Inc.
                  1133 19th St., N.W.
                  Washington, DC 20036

                  Attention of Roland J. Behm, Esq.
                  Facsimile: (202) 736-6085
                  Telephone: (202) 736-6309


                          [SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                           INTERMEDIA COMMUNICATIONS, INC.,

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                           SHARED TECHNOLOGIES FAIRCHILD, INC.,

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                           SHARED TECHNOLOGIES FAIRCHILD TELECOM, INC.,

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                           MCI WORLDCOM COMMUNICATIONS, INC.

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                           MCI WORLDCOM NETWORK SERVICES, INC.

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                           WORLDCOM, INC.

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                           CYPRESS COMMUNICATIONS, INC.,

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:

           SCHEDULE 2 TO THE OMNIBUS POST-CLOSING SERVICES AGREEMENT

                      WORLDCOM WHOLESALE SERVICE AGREEMENT


This WorldCom Wholesale Service Agreement, together with any attachments and schedules made part hereof ("Agreement"), is by and between MCI WORLDCOM COMMUNICATIONS, INC. ("WorldCom"), on behalf of itself and its affiliates and successors and the above-referenced customer ("Customer"). WorldCom or its providing affiliate will provide to Customer the Services as set forth herein. This Agreement shall be effective as of the Effective Date, as that term is defined in the Asset Purchase Agreement among WorldCom, Inc., Intermedia Communications, Inc., MCI WorldCom Communications, Inc., Shared Technologies Fairchild, Inc., and Shared Technologies Fairchild Telecom, Inc., on the one hand, and Cypress Communications, Inc., on the other, dated as of May 31, 2002, as amended by Amendment No. 1 to Asset Purchase Agreement and Waiver, dated July 16, 2002, (collectively, the "Asset Purchase Agreement").

Throughout this Schedule 2 to the Omnibus Post-Closing Services Agreement, the defined term "Agreement" shall be deemed to include only the terms and conditions of this Schedule 2 to the Omnibus Post-Closing Services Agreement, the terms and conditions of the main body of the Omnibus Post-Closing Services Agreement, and the terms and conditions of Schedules 1 through 5 (including any attachments, exhibits, or schedules thereto) to this Schedule 2 to the Omnibus Post-Closing Services Agreement. For the avoidance of doubt, the defined term "Agreement", as used in this Schedule 2 to the Omnibus Post-Closing Services Agreement, shall not be deemed to include any of the terms or conditions set forth in Schedules 1, 3, 4, 5, 6, or 7 (including any attachments, exhibits, or schedules thereto) of the Omnibus Post-Closing Services Agreement.


                              TERMS AND CONDITIONS


1. SERVICES. WorldCom will provide to Customer the international, interstate, intrastate and local telecommunications services and Internet services ("Services") identified in SCHEDULES 1 THROUGH 5 of this Agreement, which are attached hereto and incorporated herein by this reference. Customer shall pay the applicable rates and receive the applicable discounts listed in this Agreement, if any. For services that receive a discount off of the Guide or Tariff rates, any change in the Guide or Tariff rates will be reflected in the invoice for the next monthly billing cycle. For services that receive a postalized rate which fluctuates with changes in the Guide or Tariff, those rates will be reviewed on the first day of January during each calendar year of the Term, and adjusted by an amount equal to the same percentage by which the corresponding standard Guide or Tariff rates were adjusted during the immediately preceding calendar year. For services with fixed rates, the rates shall remain fixed for the Term. For services and charges not specifically set forth in this Agreement, including, without limitation, installation and other non-recurring charges, Customer shall pay WorldCom's standard Guide or Tariff rates or charges for the applicable service.

2. TARIFF AND GUIDE. WorldCom's provision of Services to Customer will be governed by WorldCom's international, interstate and state tariffs ("Tariff(s)") and WorldCom's "Service Publication and Price Guide" ("Guide"), as applicable, each as supplemented by this Agreement. This Agreement incorporates by reference the terms of each such applicable Tariff and the Guide. The Tariff or the Guide may set forth additional installation charges applicable to the Services. WorldCom's provision of enhanced, non-regulated services under this Agreement will be governed by the terms and conditions in this Agreement and, for the convenience of the parties, by the non-inconsistent terms and conditions of service contained in the Guide. For purposes hereof, "non-inconsistent" shall mean Guide terms and conditions, as they may be modified from time to time, that are neither contained in the Agreement nor vary in any respect from the terms and conditions expressly contained in the Agreement. When any Tariff provisions are canceled, Services will continue to be provided pursuant to this Agreement, as supplemented by the terms and conditions contained in the Guide, which will contain WorldCom's standard rates, product descriptions, terms and conditions that formerly had been tariffed. The Guide is incorporated herein by reference and will be available to Customer on WorldCom's internet website (www.worldcom.com) and at WorldCom's offices during regular business hours at 500 Clinton Center Drive, Clinton, Mississippi 39056. The Company may modify the Guide from time to time, and any modification made will become effective and binding on Customer beginning on the first day of the next monthly billing cycle, provided that no change shall become effective and binding on Customer until it has been posted in the Guide for at least fifteen (15) calendar days. Tariffs may be modified from time to time in accordance with law.

3. TERM. The "Initial Term" shall begin on the Effective Date and end upon the completion of thirty-six (36) months. The Agreement will be automatically extended on a month-to-month basis upon the expiration of the Initial Term (the "Extended Term"), unless either party has delivered written notice of its intent to terminate the Agreement at least thirty (30) days prior to the end of the Initial Term. Either party may terminate this Agreement during the Extended Term upon thirty (30) days prior written notice. "Term" shall mean the Initial Term and the Extended Term.

4. MINIMUM ANNUAL VOLUME COMMITMENT ("AVC"). Customer agrees to pay WorldCom no less than Sixteen Million, Five Hundred Thousand Dollars ($16,500,000.00) in Total Service Charges (as hereinafter defined) during the first twelve (12) months of the Initial Term, and then agrees to pay WorldCom no less than Thirteen Million, Five Hundred Thousand ($13,500,000.00) Dollars during the second twelve month period, and then agrees to pay WorldCom no less than Eleven Million ($11,000,000.00) Dollars during the third twelve month period, each such twelve-month period referred to as a Contract Year. During each monthly billing period of the Extended Term, Customer's Total Service Charges must equal or exceed one-twelfth (1/12) of the third Contract Year's AVC. "Total Service Charges" shall mean all charges, after application of all discounts and credits, incurred by Customer for Services provided under this Agreement, specifically excluding: (a) taxes, tax-like charges and tax-related surcharges; (b) charges for equipment and colocation (unless otherwise expressly stated herein); (c) charges incurred for goods or services where WorldCom or WorldCom affiliate acts as agent for Customer in its acquisition of goods or services; (d) non-recurring charges; (e) "Governmental Charges" as defined below; and (f) other charges expressly excluded by this Agreement.

5.       UNDERUTILIZATION AND EARLY TERMINATION CHARGES.

         5.1 Underutilization Charges. If, in any Contract Year during the Initial Term, Customer's Total Service Charges do not meet or exceed the AVC, then Customer shall pay: (a) all accrued but unpaid usage and other charges incurred under this Agreement; and (b) an "Underutilization Charge" equal to the difference between the AVC and Customer's Total Service Charges during such Contract Year. If, in any monthly billing period during the first or second Contract Year, Customer's Total Service Charges do not meet or exceed one million dollars ($1,000,000), then Customer shall pay: (a) all accrued but unpaid usage and other charges incurred under this Agreement for that monthly billing period; and (b) an "Underutilization Charge" equal to the difference between one million dollars ($1,000,000) and Customer's Total Service Charges during such monthly billing period. If, in any monthly billing period during the third Contract Year, Customer's Total Service Charges do not meet or exceed


                             WORLDCOM CONFIDENTIAL
         nine hundred and seventy six thousand dollars ($976,000), then Customer shall pay: (a) all accrued but unpaid usage and other charges incurred under this Agreement for that monthly billing period; and (b) an "Underutilization Charge" equal to the difference between nine hundred and seventy six thousand dollars ($976,000) and Customer's Total Service Charges during such monthly billing period. If, in any monthly billing period during the Extended Term, Customer's Total Service Charges do not meet or exceed one-twelfth (1/12) of the AVC, then Customer shall pay: (a) all accrued but unpaid usage and other charges incurred under this Agreement; and (b) an "Underutilization Charge" equal to the difference between one-twelfth (1/12) of the AVC and Customer's Total Service Charges during such monthly billing period.

         5.2 Early Termination Charges. If: (a) Customer terminates this Agreement during the Term for reasons other than Cause or Changes to the Guide; or (b) WorldCom terminates this Agreement for Cause pursuant to the Sections entitled "Termination for Cause" or "Termination by WorldCom," then Customer will pay, within thirty (30) days after such termination: (i) all accrued but unpaid charges incurred through the date of such termination, plus (ii) an amount equal to fifty percent (50%) of the AVC for each monthly billing period remaining in the unexpired portion of the Initial Term on the date of such termination.

6. RATES AND CHARGES. Customer agrees to pay the rates and charges set forth in this Agreement, which are in lieu of any discounts or credits to which Customer is or would otherwise be entitled to receive by application of the Tariffs or the Guide. Except as otherwise set forth herein, for any services purchased after the expiration of the Initial Term, Customer shall pay WorldCom's standard rates as set forth in the Guide (or Tariffs, if applicable) for those services.

7. GOVERNMENTAL CHARGES. WorldCom may adjust its rates and charges or impose additional rates and charges in order to recover amounts it is required or permitted by governmental or quasi-governmental authorities to collect from or pay to others in support of statutory or regulatory programs ("Governmental Charges"). Examples of such Governmental Charges include, but are not limited to, Universal Service funding.

8. CHANGES TO THE GUIDE. If WorldCom makes any changes to the Guide (other than changes to Governmental Charges) which affect Customer in a material and adverse manner, Customer, as its sole remedy, may discontinue the affected Service without liability by providing WorldCom with written notice of discontinuance within sixty (60) days of such change. Customer shall pay all charges incurred up to the time of Service discontinuance. WorldCom may avoid Service discontinuance if, within sixty (60) days of receipt of Customer's written notice, it agrees to amend this Agreement to eliminate the applicability of the material and adverse change. A "material and adverse change" shall not include, nor be interpreted to include, the introduction of a new service or any new service feature associated with an existing service, including all terms, conditions and prices relating thereto.

9. TAXES. All charges are exclusive of applicable taxes, tax-like charges, and tax-related surcharges (as such terms are defined in the Guide), which Customer agrees to pay. If Customer provides WorldCom with a duly authorized exemption certificate, WorldCom will exempt Customer in accordance with law, effective on the date WorldCom receives the exemption certificate. Taxes based on WorldCom's net income will be WorldCom's sole responsibility. If Customer does not give written notice to WorldCom of a dispute with respect to the application of Taxes within 6 months of the date of the invoice, the invoice will be deemed to be correct and binding on Customer for all purposes.

10. PAYMENT. Customer agrees to pay WorldCom for all Services within (30) days of invoice date. All payments must be made in U.S. Dollars. Payments must be made at the address designated on the invoice or other such place as WorldCom may designate. Amounts not paid on or before thirty (30) days from invoice date shall be considered past due, and Customer agrees to pay a late payment charge equal to the lessor of: (a) one and one-half percent (1.5%) per month, compounded; or (b) the maximum amount allowed by applicable law, as applied against the past due amounts. If Customer does not give WorldCom written notice of a dispute with respect to WorldCom charges or application of taxes within six (6) months of the date of an invoice, such invoice shall be deemed to be correct and binding on Customer. Customer shall be liable for the payment of all fees and expenses, including attorney's fees, reasonably incurred in collecting, or attempting to collect, any charges owed hereunder.

11. TERMINATION FOR CAUSE. Either party may terminate this Agreement or a Service for Cause. As to payment of invoices, "Cause" shall mean the Customer's failure to pay any invoice within thirty (30) days after the date of the invoice. For all other matters, "Cause" shall mean a breach by the other party of any material provision of this Agreement. In either case, termination for Cause is permitted only if written notice of the breach has been given to the breaching party, and the breach has not been cured within thirty (30) days after delivery of such notice.

12. TERMINATION BY WORLDCOM. WorldCom may discontinue service and/or terminate this Agreement immediately upon notice to Customer if: (a) Customer provides false information to WorldCom regarding the Customer's identity, creditworthiness, or its planned use of the Services; (b) interruption of service is necessary to prevent or protect against fraud or otherwise protect WorldCom's personnel, facilities or services; or (c) Customer interferes with WorldCom's provision of services to any other customer.

13. SERVICE ORDERS. All service orders are subject to the terms and conditions of this Agreement, including the Tariffs and the Guide. Except as otherwise specifically set forth in this Agreement, any service orders implemented prior to the Effective Date (if any) shall remain in full force and effect at the rates set forth therein.

14. SALE OF SERVICES. If Customer elects to engage in resale of the Services, then this section shall apply.

         14.1 Customer agrees to sell and bill its own services under Customer's own name, identity or mark, and Customer further agrees not to reference WorldCom name or marks in any context involving Customer's furnishing of services to the public. In addition to other applicable remedies, WorldCom shall be entitled to seek injunctive relief with respect to any violation of this section. Any opportunity to cure a breach of this section shall be subject to WorldCom's reasonable satisfaction as to the curability of the original injury caused by such breach and the effectiveness of any attempted cure. WorldCom's right to enforce this section as a material provision of this Agreement shall not in any manner require a showing of financial, legal or other loss or injury to WorldCom of any kind.

         14.2 Customer shall have sole responsibility for interacting with its customers in all matters pertaining to service, including the placing and handling of service orders, service installation, operation and termination, dispute handling and resolution, and billing and collection matters. WorldCom shall incur no obligation, nor shall it be deemed to have any obligation, to interact with Customer's customers and end users ("End Users") for any reason or purpose. Customer shall cooperate with WorldCom as necessary to address and resolve service-related issues and problems and shall impose upon its customers an obligation to cooperate with Customer in addressing and resolving service-related issues and problems.

         14.3 Customer understands and accepts that, as part of WorldCom's normal business policy and practices and its obligations under law, WorldCom will engage in extensive marketing efforts in an attempt to sell its services to the public and that such efforts will result in active competition with Customer for the business of users who are Customer's End


                             WORLDCOM CONFIDENTIAL

         Users or prospects, provided WorldCom will not use Confidential Information to actively compete with Customer. Under no circumstance shall any inference be derived that WorldCom's entry into this Agreement with Customer means that WorldCom will restrict its efforts to compete against Customer in any way.

         14.4 Customer understands and accepts that no fiduciary relationship arises by virtue of this Agreement and that, accordingly, WorldCom incurs none of the obligations that arise in such relationship as an incident of its fulfilling its obligations under this Agreement. Further, Customer understands and accepts that WorldCom neither insures the profits for Customer nor guarantees the success of Customer's business as a result of Customer's receipt of the Service under this Agreement.

         14.5 If Customer is a resale common carrier subject to the Communications Act of 1934, as amended (the "Act"), then this Agreement is entered into pursuant to Section 211 of the Act. Customer agrees that it will obtain and maintain any and all approvals to resell the Service hereunder from the FCC, including requirements imposed by Section 214 of the Act and state regulatory bodies. In the event Customer fails to obtain or maintain the appropriate approvals, WorldCom shall not be liable for any suspension of service or other delay or failure to provide the Service.

15. CONFIDENTIAL INFORMATION. Commencing on the date Customer executes this Agreement and continuing for a period of three (3) years from the termination of this Agreement, each party shall protect as confidential, and shall not disclose to any third party, any Confidential Information received from the disclosing party or otherwise discovered by the receiving party during the Term of this Agreement, including, but not limited to, the pricing and terms of this Agreement, and any information relating to the disclosing party's technology, business affairs, and marketing or sales plans (collectively the "Confidential Information"). The parties shall use Confidential Information only for the purpose of this Agreement. The foregoing restrictions on use and disclosure of Confidential Information do not apply to information that: (a) is in the possession of the receiving party at the time of its disclosure and is not otherwise subject to obligations of confidentiality; (b) is or becomes publicly known, through no wrongful act or omission of the receiving party; (c) is received without restriction from a third party free to disclose it without obligation to the disclosing party; (d) is developed independently by the receiving party without reference to the Confidential Information, or (e) is required to be disclosed by law, regulation, or court or governmental order.

16. DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, WORLDCOM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY WORLDCOM SERVICES, RELATED PRODUCTS, EQUIPMENT, SOFTWARE OR DOCUMENTATION. WORLDCOM SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR TITLE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS.

17. DISCLAIMER OF CERTAIN DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF USE OR LOST BUSINESS, REVENUE, PROFITS, OR GOODWILL, ARISING IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF TORT, CONTRACT, INDEMNITY, WARRANTY, STRICT LIABILITY OR NEGLIGENCE, EVEN IF THE PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

18. LIMITATION OF LIABILITY. THE TOTAL LIABILITY OF WORLDCOM TO CUSTOMER IN CONNECTION WITH THIS AGREEMENT FOR ANY AND ALL CAUSES OF ACTIONS AND CLAIMS, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS, SHALL BE LIMITED TO THE LESSER OF: (A) DIRECT DAMAGES PROVEN BY CUSTOMER; OR (B) THE AMOUNT PAID BY CUSTOMER TO WORLDCOM UNDER THIS AGREEMENT FOR THE ONE (1) MONTH PERIOD PRIOR TO ACCRUAL OF THE MOST RECENT CAUSE OF ACTION. NOTHING IN THIS SECTION SHALL LIMIT WORLDCOM'S LIABILITY: (A) IN TORT FOR ITS WILLFUL OR INTENTIONAL MISCONDUCT; OR (B) FOR BODILY INJURY OR DEATH PROXIMATELY CAUSED BY WORLDCOM'S NEGLIGENCE; OR (C) LOSS OR DAMAGE TO REAL PROPERTY OR TANGIBLE PERSONAL PROPERTY PROXIMATELY CAUSED BY WORLDCOM'S NEGLIGENCE.

19. ASSIGNMENT. Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that WorldCom may assign this Agreement to an affiliate or successor without the Customer's written consent.

20. SERVICE MARKS, TRADEMARKS AND NAME. Neither WorldCom nor Customer shall: (a) use any service mark or trademark of the other party; or (b) refer to the other party in connection with any advertising, promotion, press release or publication unless it obtains the other party's prior written approval.

21. GOVERNING LAW. Non-U.S. Services shall be subject to applicable local laws and regulations in any countries where such Services originate or terminate, including applicable locally filed Tariffs.

22.      Reserved.

23. RATE CHANGE NOTICE. WorldCom may, upon seven (7) days' prior written notice to Customer, modify any rate or rates set forth in any of the attached Schedules of this Agreement ("Rate Change Notice"). Customer may not terminate this Agreement based on a Rate Change Notice unless the Rate Change Notice results in an increase of more than three percent (3%) in Customer's overall net usage charges from WorldCom based on the average of Customer's previous three months invoiced charges ("Net Increase"). In the event of a Net Increase to Customer, Customer will have thirty (30) days from the date of receipt of Rate Change Notice to elect to terminate this Agreement without incurring further liability to WorldCom (except for payment of all Services rendered) by providing written notice to WorldCom. The written notice shall terminate the Agreement no more than 15 days after provision of the notice.

24. ENTIRE AGREEMENT. This Agreement (and any attachments, schedules and other documents incorporated herein by reference) constitutes the entire agreement between the parties with respect to its subject matter and supersedes all other representations, understandings or agreements that are not expressed herein, whether oral or written. This agreement shall supercede the existing Agreement between WorldCom and Cypress Communications, Inc., dated October 31, 1999, as amended ("Cypress Agreement"). Upon the effective date of this Agreement, the Cypress Agreement shall be mutually terminated by WorldCom and Cypress and Cypress shall not be liable for any early or other termination charges provided for therein. Any existing circuits ordered under the Cypress Agreement ("Migrated Circuits") shall be transferred over to this agreement within thirty (30) days of the Effective Date and be re-rated in accordance with the rates and terms as set forth in this Agreement. Installation charges associated with these Migrated Circuits, if any, shall be waived. Each Migrated Circuit shall have a minimum circuit term under this Agreement equal to the greater of (a) one year from the Effective Date or (b) the balance of the term for such circuit that would have applied had it remained under the Cypress Agreement. Except as otherwise set forth herein, this Agreement does not supercede, modify or affect any existing agreements or service arrangements between WorldCom and Customer. Except as otherwise set forth herein, no amendment to this Agreement shall be valid unless in writing and signed by both parties.


                             WORLDCOM CONFIDENTIAL
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